Exhibit 10.139

BLOCK STREET CORP.

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is dated as of April 20, 2026 by and between Derek Peterson (“Executive”) and Block Street Corp., a Nevada corporation (the “Company”), a wholly-owned subsidiary of ALT5 Sigma Corporation, a Nevada corporation (the “Parent”).

1. Duties.

1.1 Position. Executive is employed by the Company, reporting to the chief executive officer of the Company and of the Parent. The duties and responsibilities of Executive shall be as set forth in footnote 11, as well such duties for and services to the Parent as may be assigned to the Executive from time to time, including those as set forth in footnote 22, to a maximum of approximately twenty percent (20%) of his full-time work schedule. The Executive shall perform such duties as from time to time may be prescribed for him by the Company’s chief executive officer or the Company’s board of directors or the Parent’s chief executive officer, in all cases to be consistent with Executive’s corporate offices and positions and the relationship between the Company and the Parent.

1.2 Obligations to the Company. Executive agrees to the best of his ability and experience that he will at all times loyally and conscientiously perform all of the duties and obligations required of and from Executive pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company and, as applicable, the Parent. During the term hereof, Executive further agrees that he will devote all of his business time and attention to the business of the Company and, as applicable, the Parent. The Company and, as applicable, the Parent will be entitled to all of the benefits and profits arising from or incident to all such work services, and advice, and Executive will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the chief executive officer of the Company and the chief executive officer of the Parent, and will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company and the Parent. Nothing in this Agreement will prevent Executive from accepting speaking or presentation engagements in exchange for honoraria, from serving on boards of charitable organizations, or from beneficially owning no more than 3% of the outstanding equity securities of a corporation, other than the Parent, whose common stock is listed on the Nasdaq Capital Market, provided that such activities do not materially interfere with Executive’s obligations to the Company and, as applicable, the Parent, as described above. Executive will comply with and be bound by the Company’s and the Parent’s operating policies, procedures, and practices from time to time in effect during the term of Executive’s employment.

1 Chief Strategist – Roles and Responsibilities at the Company:

●	Identify and evaluate token launch opportunities and strategic partnerships
●	Lead negotiation and structuring of token launches and commercial terms
●	Develop and oversee token economics, financial models, and launch frameworks
●	Manage relationships with exchanges and coordinate listing strategy
●	Build and engage KOL, influencer, and distribution networks
●	Source and develop strategic partnerships across Web3, AI, and tokenization ecosystems
●	Guide capital deployment into token launches and related investment opportunities
●	Monitor market trends, competitive landscape, and regulatory developments
●	Support internal strategy, execution, and investor communications

2 Chief Strategist – Roles and Responsibilities at the Parent:

●	Support capital raising initiatives and investor engagement
●	Assist in sourcing, structuring, and executing mergers and acquisitions
●	Advise on corporate strategy, digital asset initiatives, and balance sheet deployment
●	Support corporate messaging, press releases, and investor communications
●	Develop strategic partnerships and business development opportunities
●	Provide general strategic advisory support to management and board

1

2. Term and Renewal. The term of this Agreement shall commence on the date of this Agreement (the “Commencement Date), and shall continue for a term of three (3) years, unless terminated earlier pursuant to the terms hereof. The term of the Executive’s employment under this Agreement shall be automatically extended for an additional one (1)-year period (each, a “Renewal Term”), unless the Company or the Executive provides the other at least ninety (90) days’ prior written notice before the next extension date that the initial term or a Renewal Term, as applicable, shall not be extended.

3. Compensation. For the duties and services to be performed by Executive hereunder, the Company shall pay Executive, and Executive agrees to accept, the salary, stock options, bonuses, and other benefits described below in this Section 3.

3.1 Salary. During calendar year 2026, Executive shall receive a monthly base salary of $10,000.00, which is equivalent to $120,000.00 on an annualized basis. Executive’s monthly base salary will be payable pursuant to the Company’s normal payroll practices for payment of salary to executive employees. Executive’s base salary will be reviewed as part of the Company’s normal salary review process.

3.2 Reserved.

3.3 Discretionary Bonus. Executive is eligible for an annual discretionary cash bonus. This discretionary bonus will be based upon (i) the Company’s achievement of business and other goals solely determined by the Company’s chief executive officer with the concurrence of the Parent’s Board of Directors in November of the previous fiscal year and (ii) the Executive’s achievement of personal performance objectives established and approved by the Company’s chief executive officer with the concurrence of the Parent’s Board of Directors no later than February of each fiscal year. Payment of any earned bonus shall be made no later than March following the close of the applicable fiscal year. In addition, Executive may be entitled to other incentive bonuses as solely determined by the Company’s chief executive officer with the concurrence of the Parent’s Board of Directors from time to time.

3.4 Additional Benefits. Executive is eligible to participate in the Company’s and the Parent’s respective employee benefit plans of general application in accordance with the rules established for individual participation in any such plan and under applicable law.

3.5 Indemnification. Executive shall enter into the Parent’s standard form of Indemnification Agreement, attached hereto as Exhibit A, providing indemnification to Executive to the maximum extent permitted by law.

2

3.6 Vacation. Executive is eligible to accrue up to 10 days of paid vacation per year, which vacation may be used in the year in which accrued or in a subsequent year, subject to the Parent’s policies with respect to maximum accrual of unused vacation.

4. Severance Benefits. Executive shall be entitled to receive severance benefits upon termination of employment only as set forth in this Section 4. Executive’s entitlement to such severance benefits shall be conditioned upon Executive’s execution and delivery to the Company and the Parent of (i) a general release of all claims, (ii) a resignation from all of Executive’s positions with the Company and the Parent, and (iii) an agreement not to be employed or involved, directly or indirectly, with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company or the Parent during Executive’s employment and (b) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company or the Parent during Executive’s employment with the Company. Any payment of severance benefits under the terms of this Agreement will be subject to all applicable tax withholding.

4.1 Voluntary Termination or Termination for Cause. If Executive voluntarily elects to terminate his employment with the Company other than by Executive’s Resignation for Good Reason, as defined in Section 5.3 below, or if the Company or a successor entity terminates Executive’s employment for Cause, as defined in Section 5.2 below, or the Executive dies or becomes incapacitated or otherwise disabled in such a manner that, in the sole determination of the Parent’s Board of Directors, the Executive cannot perform reasonably the duties specified in Section 1 above, then Executive shall not be entitled to receive payment of any severance benefits. Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment and Executive’s benefits will be continued solely to the extent of the Company’s or the Parent’s then-existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination and in accordance with applicable law.

4.2 Involuntary Termination Apart From a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason prior to or more than twelve (12) months after a Change of Control (as defined below), Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of six (6) months following the date of termination, in accordance with the Company’s normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums; and

(iii) payment of 100% of Executive’s current year discretionary cash bonus only if the Company, the Parent, and the Executive achieve all of their goals referred to in Section 3.3 of this Agreement.

3

4.3 Involuntary Termination Following a Change of Control. If Executive’s employment is terminated by the Company or a successor entity without Cause or by Executive’s Resignation for Good Reason in either case within twelve (12) months following a Change of Control, Executive will receive payment for all salary and unpaid vacation accrued as of the date of Executive’s termination of employment, and, in addition, Executive will be entitled to receive the following severance benefits:

(i) continued payment of his base salary for a period of twelve (12) months following the date of termination, in accordance with the Company’s normal payroll practices;

(ii) reimbursement of his premium cost for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, for the lesser of the first twelve (12) months of continuation coverage or that number of months until Executive becomes eligible for reasonably comparable benefits under any future employer’s health insurance plan, provided Executive makes a timely election for such continuation coverage and presents reasonably requested documentation of payment of such premiums; and

(iii) payment of 100% of Executive’s current year discretionary cash bonus only if the Company, the Parent, and the Executive achieve all of their the goals referred to in Section 3.3 of this Agreement.

5. Definitions. For purposes of this Agreement, the following definitions shall apply:

5.1 “Change of Control” shall have the meaning ascribed in Section 2(h) of the Parent’s 2024 Equity Incentive Plan.

5.2 “Cause” means the determination by the Parent’s Board of Directors of any of the following: (i) Executive’s failure to perform Executive’s duties and responsibilities to the Company or the Parent, as appropriate, in a manner satisfactory to the Parent’s Board of Directors; (ii) Executive’s violation of a Company or Parent policy; (iii) Executive’s violation of any state or federal law, including, but not limited to, any act of fraud, embezzlement, or dishonesty, or any other willful misconduct that has caused or is reasonably expected to result in injury to the Company or the Parent, including such entity’s reputation; (iv) Executive’s unauthorized use or disclosure of any proprietary information or trade secrets of the Company or the Parent or any other party to whom the Executive owes an obligation of nondisclosure as a result of his relationship with the Company and the Parent; or (v) Executive’s breach of any of his obligations under any written agreement or covenant with the Company or the Parent.

5.3 “Resignation for Good Reason” means, subject to the right of either party to arbitrate a dispute with respect thereto in accordance with Section 12 below, Executive’s resignation as a result of, and within 30 days following: (i) a change in Executive’s position such that he is not a corporate officer of the Company (or a successor company, in the event of a Change of Control); (ii) a significant and substantial reduction in Executive’s job, duties, or responsibilities in a manner that is substantially and materially inconsistent with the position, duties, or responsibilities held by Executive immediately before such reduction; or (iii) any reduction in Executive’s base salary other than in connection with and consistent with a general reduction of all officer base salaries.

4

6. Confidentiality Agreement. Executive has signed a Proprietary Information and Inventions Agreement (the “Proprietary Agreement”) that is incorporated by reference and made a part of this Agreement and the form of which is attached hereto as Exhibit B. Executive hereby represents and warrants to the Company and the Parent that Executive has complied with all obligations under the Proprietary Agreement and agrees to continue to abide by the terms of the Proprietary Agreement and further agrees that the provisions of the Proprietary Agreement shall survive any termination of this Agreement or of Executive’s employment relationship with the Company in accordance with the terms of the Proprietary Agreement.

7. Confidentiality of Terms. Executive agrees to follow the Company’s and the Parent’s strict policy that employees must not disclose, either directly or indirectly, any information, including any of the terms of this Agreement, regarding salary or stock purchase allocations to any person, including other employees of the Company and of the Parent (other than such employees who have a need to know such information); provided, however, that Executive may discuss such terms with members of his immediate family and any legal, tax, or accounting specialists who provide Executive with individual legal, tax or accounting advice.

8. Covenants. In addition to the obligations to which the Executive agreed by executing the Proprietary Agreement, Executive understands and agrees that, during the term of Executive’s employment with the Company, and for the greater of (i) the duration of any payments to Executive of severance benefits pursuant to Section 4 of this Agreement or (ii) one (1) year after the termination of Executive’s employment with the Company, Executive will not do any of the following:

8.1 Compete. Without the Company’s and the Parent’s prior written consent, Executive will not directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (i) being commercially developed or exploited by the Company and the Parent during Executive’s employment and (ii) on which Executive worked or about which Executive learned proprietary information or trade secrets of the Company or the Parent during Executive’s employment with the Company.

8.2 Solicit Business. Solicit or influence or attempt to influence any client, customer, or other person either directly or indirectly, to direct his, her, or its purchase of the Company’s products and/or services to any person, firm, corporation, institution, or other entity in competition with the business of the Company.

8.3 Solicit Personnel. Solicit or influence or attempt to influence any of the Company’s or the Parent’s employees, consultants, or other service providers to terminate or otherwise cease his, her, or its employment, consulting, or service relationships with the Company or to become an employee, consultant, or service provider of any competitor of the Company.

9. Breach of the Agreement. Executive acknowledges that, upon his breach of this Agreement or the Proprietary Agreement, the Company would sustain irreparable harm from such breach, and, therefore, Executive agrees that, in addition to any other remedies that the Company may have under this Agreement or otherwise, the Company shall be entitled to obtain equitable relief, including specific performance and injunctions, restraining Executive from committing or continuing any such violation of the Agreement or the Proprietary Agreement. Executive acknowledges and agrees that, upon Executive’s material or intentional breach of any of the provisions of the Agreement (including Section 8) or the Proprietary Agreement, in addition to any other remedies the Company may have under this Agreement or otherwise, the Company’s obligations to provide benefits to Executive as described in this Agreement, including without limitation those benefits provided in Section 4, shall immediately terminate.

5

10. Entire Agreement. This Agreement, including the Proprietary Agreement that the Executive has signed, sets forth the entire agreement and understanding of the parties relating to the subject matter herein, supersedes any prior agreement, and merges all prior discussions between them.

11. Conflicts. Executive represents and warrants that his performance of all the terms of this Agreement will not breach any other agreement or understanding to which Executive is a party. Executive has not, and will not during the term of this Agreement, enter into any oral or written agreement in conflict with any of the provisions of this Agreement.

12. Dispute Resolution. In the event of any dispute, controversy, or claim arising under or in connection with this Agreement, or the breach hereof (including a dispute as to whether Cause or Resignation for Good Reason exists), the parties hereto shall first submit their dispute to formal mediation. The Company shall select a mediator reasonably acceptable to both parties. In the event that the parties cannot reach resolution through formal mediation, the dispute shall be settled by arbitration in Las Vegas, Nevada, in accordance with the Rules of the American Arbitration Association then in effect. Each party shall pay his, her or its own costs (including attorneys’ fees) in connection with such mediation or arbitration. To the extent such mediation or arbitration requires the submission of any information that either party claims is confidential information, the parties agree that such mediation or arbitration shall be confidential proceeding. Judgment upon the award rendered by the mediator or arbitrator may be entered in any court of competent jurisdiction. If any proceeding is necessary to enforce the mediation or arbitration award, the prevailing party shall be entitled to reasonable attorney’s fees and costs and disbursements, in addition to any other relief to which such party may be entitled. Notwithstanding the foregoing, the Company shall be entitled to seek equitable relief directly from a court of competent jurisdiction (without prior arbitration) with respect to any alleged breach of the Proprietary Agreement or Section 8, including specific performance and injunctions, restraining Executive from committing or continuing to commit such alleged breach.

13. Successors. Any successor to the Company (other than to an affiliate, whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation, or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agrees expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Executive’s rights hereunder shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees.

14. Miscellaneous Provisions.

14.1 Amendments and Waivers. Any term of this Agreement may be amended or waived only with the written consent of the parties. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

14.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) business day after being sent for next business day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand, or (c) on the date delivered in the place of delivery if sent by email (provided that no bounceback or similar “undeliverable” message is received by such sender) prior to 5:00 p.m. Pacific Time, otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

6

If to the Company of the Parent:

ALT5 Sigma Corporation

Block Street Corp.

8548 Rozita Lee Avenue, Suite 305

Las Vegas, Nevada 89113

Attention: Chief Executive Officer

Email: t.isaac@isaac.com

If to Executive:

Derek Peterson

Teneriffe 4005

Queensland Australia

Email: derkyp@gmail.com

14.3 Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Nevada, without giving effect to its or any other jurisdiction’s principles of conflict of laws.

14.4 Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from this Agreement, (ii) the balance of the Agreement shall be interpreted as if such provision were so excluded and (iii) the balance of the Agreement shall be enforceable in accordance with its terms.

14.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

14.6 Advice of Counsel. Each party to this agreement acknowledges that, in executing this Agreement, such party has had the opportunity to seek the advice of independent legal counsel, and has read and understood all of the terms and provisions of this Agreement. This Agreement shall not be construed against any party by reason of the drafting of preparation hereof.

[signatures on next page]

7

The parties have executed this Employment Agreement as of the date first written above.

The Company:

BLOCK STREET CORP.

By:
Name:
Title:

The Executive:

Name:	Derek Peterson

8

EXHIBIT A

ALT5 SIGMA CORPORATION

BLOCK STREET CORP.

INDEMNIFICATION AGREEMENT

This Indemnification Agreement (the “Agreement”) is made as of April 20, 2026, by and between ALT5 Sigma Corporation, a Nevada corporation (the “Company”), and Derek Peterson (the “Indemnitee”).

RECITALS

The Company and Indemnitee recognize the increasing difficulty in obtaining liability insurance for directors, officers and key employees, the significant increases in the cost of such insurance and the general reductions in the coverage of such insurance. The Company and Indemnitee further recognize the substantial increase in corporate litigation in general, subjecting directors, officers and key employees to expensive litigation risks at the same time as the availability and coverage of liability insurance has been severely limited. Indemnitee does not regard the current protection available as adequate under the present circumstances, and Indemnitee and agents of the Company may not be willing to continue to serve as agents of the Company without additional protection. The Company desires to attract and retain the services of highly qualified individuals, such as Indemnitee, and to indemnify its directors, officers and key employees so as to provide them with the maximum protection permitted by law.

AGREEMENT

In consideration of the mutual promises made in this Agreement, and for other good and valuable consideration, receipt of which is hereby acknowledged, the Company and Indemnitee hereby agree as follows:

1. Indemnification.

(a) Third Party Proceedings. The Company shall indemnify Indemnitee if Indemnitee is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld) actually and reasonably incurred by Indemnitee in connection with such action, suit or proceeding if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe Indemnitee’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that Indemnitee did not act in good faith and in a manner which Indemnitee reasonably believed to be in or not opposed to the best interests of the Company, or, with respect to any criminal action or proceeding, that Indemnitee had reasonable cause to believe that Indemnitee’s conduct was unlawful.

EXHIBIT A Page 1

(b) Proceedings by or in the right of the Company. The Company shall indemnify Indemnitee if Indemnitee was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding by or in the right of the Company or any subsidiary of the Company to procure a judgment in its favor by reason of the fact that Indemnitee is or was a director, officer, employee or agent of the Company, or any subsidiary of the Company, by reason of any action or inaction on the part of Indemnitee while an officer or director or by reason of the fact that Indemnitee is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) and, to the fullest extent permitted by law, amounts paid in settlement (if such settlement is approved in advance by the Company, which approval shall not be unreasonably withheld), in each case to the extent actually and reasonably incurred by Indemnitee in connection with the defense or settlement of such action or suit if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in or not opposed to the best interests of the Company and its stockholders, except that no indemnification shall be made in respect of any claim, issue or matter as to which Indemnitee shall have been finally adjudicated by court order or judgment to be liable to the Company in the performance of Indemnitee’s duty to the Company and its stockholders unless and only to the extent that the court in which such action or proceeding is or was pending shall determine upon application that, in view of all the circumstances of the case, Indemnitee is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.

(c) Mandatory Payment of Expenses. To the extent that Indemnitee has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 1(a) or Section 1(b) or the defense of any claim, issue or matter therein, Indemnitee shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by Indemnitee in connection therewith.

2. No Employment Rights. Nothing contained in this Agreement is intended to create in Indemnitee any right to continued employment.

3. Expenses; Indemnification Procedure.

(a) Advancement of Expenses. The Company shall advance all expenses incurred by Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action, suit or proceeding referred to in Section l(a) or Section 1(b) hereof (including amounts actually paid in settlement of any such action, suit or proceeding). Indemnitee hereby undertakes to repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that Indemnitee is not entitled to be indemnified by the Company as authorized hereby.

(b) Notice/Cooperation by Indemnitee. Indemnitee shall, as a condition precedent to his or her right to be indemnified under this Agreement, give the Company notice in writing as soon as practicable of any claim made against Indemnitee for which indemnification will or could be sought under this Agreement. Notice to the Company shall be directed to the Chief Executive Officer of the Company and shall be given in accordance with the provisions of Section 12(d) below. In addition, Indemnitee shall give the Company such information and cooperation as it may reasonably require and as shall be within Indemnitee’s power.

EXHIBIT A Page 2

(c) Procedure. Any indemnification and advances provided for in Section 1 and this Section 3 shall be made no later than twenty (20) days after receipt of the written request of Indemnitee. If a claim under this Agreement, under any statute, or under any provision of the Company’s Certificate of Incorporation or Bylaws providing for indemnification, is not paid in full by the Company within twenty (20) days after a written request for payment thereof has first been received by the Company, Indemnitee may, but need not, at any time thereafter bring an action against the Company to recover the unpaid amount of the claim and, subject to Section 11 of this Agreement, Indemnitee shall also be entitled to be paid for the expenses (including attorneys’ fees) of bringing such action. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any action, suit or proceeding in advance of its final disposition) that Indemnitee has not met the standards of conduct which make it permissible under applicable law for the Company to indemnify Indemnitee for the amount claimed, but the burden of proving such defense shall be on the Company and Indemnitee shall be entitled to receive interim payments of expenses pursuant to Section 3(a) unless and until such defense may be finally adjudicated by court order or judgment from which no further right of appeal exists. It is the parties’ intention that if the Company contests Indemnitee’s right to indemnification, the question of Indemnitee’s right to indemnification shall be for the court to decide, and neither the failure of the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) to have made a determination that indemnification of Indemnitee is proper in the circumstances because Indemnitee has met the applicable standard of conduct required by applicable law, nor an actual determination by the Company (including its Board of Directors, any committee or subgroup of the Board of Directors, independent legal counsel, or its stockholders) that Indemnitee has not met such applicable standard of conduct, shall create a presumption that Indemnitee has or has not met the applicable standard of conduct.

(d) Notice to Insurers. If, at the time of the receipt of a notice of a claim pursuant to Section 3(b) hereof, the Company has director and officer liability insurance in effect, the Company shall give prompt notice of the commencement of such proceeding to the insurers in accordance with the procedures set forth in the respective policies. The Company shall thereafter take all necessary or desirable action to cause such insurers to pay, on behalf of the Indemnitee, all amounts payable as a result of such proceeding in accordance with the terms of such policies.

(e) Selection of Counsel. In the event the Company shall be obligated under Section 3(a) hereof to pay the expenses of any proceeding against Indemnitee, the Company, if appropriate, shall be entitled to assume the defense of such proceeding, with counsel approved by Indemnitee, upon the delivery to Indemnitee of written notice of its election so to do. After delivery of such notice, approval of such counsel by Indemnitee and the retention of such counsel by the Company, the Company will not be liable to Indemnitee under this Agreement for any fees of counsel subsequently incurred by Indemnitee with respect to the same proceeding, provided that (i) Indemnitee shall have the right to employ counsel in any such proceeding at Indemnitee’s expense; and (ii) if (A) the employment of counsel by Indemnitee has been previously authorized by the Company, (B) Indemnitee shall have reasonably concluded that there may be a conflict of interest between the Company and Indemnitee in the conduct of any such defense or (C) the Company shall not, in fact, have employed counsel to assume the defense of such proceeding, then the fees and expenses of Indemnitee’s counsel shall be at the expense of the Company.

EXHIBIT A Page 3

4. Additional Indemnification Rights; Nonexclusivity.

(a) Scope. Notwithstanding any other provision of this Agreement, the Company hereby agrees to indemnify the Indemnitee to the fullest extent permitted by law, notwithstanding that such indemnification is not specifically authorized by the other provisions of this Agreement, the Company’s Articles of Incorporation, the Company’s Bylaws or by statute. In the event of any change, after the date of this Agreement, in any applicable law, statute, or rule which expands the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes shall be deemed to be within the purview of Indemnitee’s rights and the Company’s obligations under this Agreement. In the event of any change in any applicable law, statute or rule which narrows the right of a Washington corporation to indemnify a member of its board of directors or an officer, such changes, to the extent not otherwise required by such law, statute or rule to be applied to this Agreement shall have no effect on this Agreement or the parties’ rights and obligations hereunder.

(b) Nonexclusivity. The indemnification provided by this Agreement shall not be deemed exclusive of any rights to which Indemnitee may be entitled under the Company’s Articles of Incorporation, its Bylaws, any agreement, any vote of stockholders or disinterested members of the Company’s Board of Directors, the Washington Business Corporations Act, or otherwise, both as to action in Indemnitee’s official capacity and as to action in another capacity while holding such office. The indemnification provided under this Agreement shall continue as to Indemnitee for any action taken or not taken while serving in an indemnified capacity even though he or she may have ceased to serve in any such capacity at the time of any action, suit or other covered proceeding.

5. Partial Indemnification. If Indemnitee is entitled under any provision of this Agreement to indemnification by the Company for some or a portion of the expenses, judgments, fines or penalties actually or reasonably incurred in the investigation, defense, appeal or settlement of any civil or criminal action, suit or proceeding, but not, however, for the total amount thereof, the Company shall nevertheless indemnify Indemnitee for the portion of such expenses, judgments, fines or penalties to which Indemnitee is entitled.

6. Mutual Acknowledgment. Both the Company and Indemnitee acknowledge that in certain instances, Federal law or public policy may override applicable state law and prohibit the Company from indemnifying its directors and officers under this Agreement or otherwise. For example, the Company and Indemnitee acknowledge that the Securities and Exchange Commission (the “SEC”) has taken the position that indemnification is not permissible for liabilities arising under certain federal securities laws, and federal legislation prohibits indemnification for certain ERISA violations. Indemnitee understands and acknowledges that the Company has undertaken or may be required in the future to undertake with the SEC to submit the question of indemnification to a court in certain circumstances for a determination of the Company’s right under public policy to indemnify Indemnitee.

EXHIBIT A Page 4

7. Officer and Director Liability Insurance. The Company shall, from time to time, make the good faith determination whether or not it is practicable for the Company to obtain and maintain a policy or policies of insurance with reputable insurance companies providing the officers and directors of the Company with coverage for losses from wrongful acts, or to ensure the Company’s performance of its indemnification obligations under this Agreement. Among other considerations, the Company will weigh the costs of obtaining such insurance coverage against the protection afforded by such coverage. In all policies of director and officer liability insurance, Indemnitee shall be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director; or of the Company’s officers, if Indemnitee is not a director of the Company but is an officer; or of the Company’s key employees, if Indemnitee is not an officer or director but is a key employee. Notwithstanding the foregoing, the Company shall have no obligation to obtain or maintain such insurance if the Company determines in good faith that such insurance is not reasonably available, if the premium costs for such insurance are disproportionate to the amount of coverage provided, if the coverage provided by such insurance is limited by exclusions so as to provide an insufficient benefit, or if Indemnitee is covered by similar insurance maintained by a parent or subsidiary of the Company.

8. Severability. Nothing in this Agreement is intended to require or shall be construed as requiring the Company to do or fail to do any act in violation of applicable law. The Company’s inability, pursuant to court order, to perform its obligations under this Agreement shall not constitute a breach of this Agreement. The provisions of this Agreement shall be severable as provided in this Section 8. If this Agreement or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify Indemnitee to the full extent permitted by any applicable portion of this Agreement that shall not have been invalidated, and the balance of this Agreement not so invalidated shall be enforceable in accordance with its terms.

9. Exceptions. Any other provision herein to the contrary notwithstanding, the Company shall not be obligated pursuant to the terms of this Agreement:

(a) Claims Initiated By Indemnitee. To indemnify or advance expenses to Indemnitee with respect to proceedings or claims initiated or brought voluntarily by Indemnitee and not by way of defense, except with respect to proceedings brought to establish or enforce a right to indemnification under this Agreement or any other statute or law or otherwise as required under the Washington Business Corporations Act, but such indemnification or advancement of expenses may be provided by the Company in specific cases if the Board of Directors finds it to be appropriate;

(b) Lack of Good Faith. To indemnify Indemnitee for any expenses incurred by Indemnitee with respect to any proceeding instituted by Indemnitee to enforce or interpret this Agreement, if a court of competent jurisdiction determines that each of the material assertions made by Indemnitee in such proceeding was not made in good faith or was frivolous;

(c) Insured Claims. To indemnify Indemnitee for expenses or liabilities of any type whatsoever (including, but not limited to, judgments, fines, ERISA excise taxes or penalties, and amounts paid in settlement) to the extent such expenses or liabilities have been paid directly to Indemnitee by an insurance carrier under a policy of officers’ and directors’ liability insurance maintained by the Company; or

(d) Claims Under Section 16(b). To indemnify Indemnitee for expenses or the payment of profits arising from the purchase and sale by Indemnitee of securities in violation of Section 16(b) of the Securities Exchange Act of 1934, as amended, or any similar successor statute.

EXHIBIT A Page 5

10. Construction of Certain Phrases.

(a) For purposes of this Agreement, references to the “COMPANY” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that if Indemnitee is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, Indemnitee shall stand in the same position under the provisions of this Agreement with respect to the resulting or surviving corporation as Indemnitee would have with respect to such constituent corporation if its separate existence had continued.

(b) For purposes of this Agreement, references to “OTHER ENTERPRISES” shall include employee benefit plans; references to “FINES” shall include any excise taxes assessed on Indemnitee with respect to an employee benefit plan; and references to “SERVING AT THE REQUEST OF THE COMPANY” shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee or agent with respect to an employee benefit plan, its participants, or beneficiaries; and if Indemnitee acted in good faith and in a manner Indemnitee reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan, Indemnitee shall be deemed to have acted in a manner “NOT OPPOSED TO THE BEST INTERESTS OF THE COMPANY” as referred to in this Agreement.

11. Attorneys’ Fees. In the event that any action is instituted by Indemnitee under this Agreement to enforce or interpret any of the terms hereof, Indemnitee shall be entitled to be paid all court costs and expenses, including reasonable attorneys’ fees, incurred by Indemnitee with respect to such action, unless as a part of such action, the court of competent jurisdiction determines that each of the material assertions made by Indemnitee as a basis for such action were not made in good faith or were frivolous. In the event of an action instituted by or in the name of the Company under this Agreement or to enforce or interpret any of the terms of this Agreement, Indemnitee shall be entitled to be paid all court costs and expenses, including attorneys’ fees, incurred by Indemnitee in defense of such action (including with respect to Indemnitee’s counterclaims and cross-claims made in such action), unless as a part of such action the court determines that each of Indemnitee’s material defenses to such action were made in bad faith or were frivolous.

12. Miscellaneous.

(a) Governing Law. This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Nevada, without giving effect to principles of conflict of law.

(b) Entire Agreement; Enforcement of Rights. This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement. The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

EXHIBIT A Page 6

(c) Construction. This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.

(d) Notices. Any notice, demand or request required or permitted to be given under this Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by telegram or forty-eight (48) hours after being deposited in the U.S. mail, as certified or registered mail, with postage prepaid, and addressed to the party to be notified at such party’s address as set forth below or as subsequently modified by written notice.

(e) Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

(f) Successors and Assigns. This Agreement shall be binding upon the Company and its successors and assigns, and inure to the benefit of Indemnitee and Indemnitee’s heirs, legal representatives, and assigns.

(g) Subrogation. In the event of payment under this Agreement, the Company shall be subrogated to the extent of such payment to all of the rights of recovery of Indemnitee, who shall execute all documents required and shall do all acts that may be necessary to secure such rights and to enable the Company to effectively bring suit to enforce such rights.

[signature page follows]

EXHIBIT A Page 7

The parties hereto have executed this Agreement as of the day and year set forth on the first page of this Agreement.

The Company:

ALT5 SIGMA CORPORATION

By:
Name:	Tony Isaac
Title:	Chief Executive Officer

Address:	8548 Rozita Lee Avenue, Suite 305
Las Vegas, Nevada 89113

AGREED TO AND ACCEPTED:

Indemnitee:

Name: Derek Peterson

Address:	Teneriffe 4005
Queensland Australia

EXHIBIT A Page 8

EXHIBIT B

ALT5 SIGMA CORPORATION

BLOCK STREET CORP.

PROPRIETARY INFORMATION AND

INVENTIONS AGREEMENT

In consideration of my employment or consultancy (as the case may be) by Block Street Corp., a Nevada corporation (the “Company”, which term includes the Company’s parent, subsidiaries, and any of its affiliates), any opportunity for advancement or reassignment that the Company may offer me, the compensation paid to me in connection with such employment, I, Derek Peterson, hereby agree as follows:

1. Whenever used in this Proprietary Information and Invention Agreement (this “Agreement”) the following terms will have the following meanings:

1.1 “Invention(s)” means discoveries, developments, designs, improvements, inventions, and/or works of authorship, whether or not patentable, copyrightable or otherwise legally protectable. This includes, but is not limited to, any new machine, article of manufacture, biological material, method, process, technique, use, equipment, device, apparatus, system, compound, formulation, composition of matter, design, or configuration of any kind, or any improvement thereon.

1.2 “Proprietary Information” means information or physical material not generally known or available outside the Company or information or physical material entrusted to the Company by third parties. This includes, but is not limited to, Inventions, confidential knowledge, trade secrets, copyrights, product ideas, techniques, processes, formulas, object codes, mask works, and/or any other information of any type relating to documentation, data, schematics, algorithms, flow charts, mechanisms, research, manufacture, improvements, assembly, installation, marketing, forecasts, pricing, customers, the salaries, duties, qualifications, performance levels, and terms of compensation of other employees, and/or cost or other financial data concerning any of the foregoing or the Company and its operations. Proprietary Information may be contained in material such as drawings, samples, procedures, specifications, reports, studies, customer or supplier lists, budgets, cost or price lists, compilations, or computer programs, or may be in the nature of unwritten knowledge or know-how.

1.3 “Company/Parent Documents” means documents or other media that contain Proprietary Information or any other information concerning the business, operations, or plans of the Company, whether such documents have been prepared by me or by others. “Company/Parent Documents” include, but are not limited to, blueprints, drawings, photographs, charts, graphs, notebooks, customer lists, computer disks, tapes or printouts, sound recordings, and other printed, typewritten, or handwritten documents.

2. I understand that the Company and the Parent are each engaged in continuous programs of research, development, and production. I also recognize that the Company and the Parent each possesses or has rights to Proprietary Information (including certain information developed by me during my employment or consultancy (as the case may be) by the Company that has commercial value in the Company’s and Parent’s respective businesses.

EXHIBIT B Page 1

3. I understand that the Company and the Parent each possess Company/Parent Documents that are important to their respective businesses.

4. I understand and agree that my employment or consultancy (as the case may be) creates a relationship of confidence and trust between the Company and the Parent, on the one hand, and me, on the other hand, with respect to (i) all Proprietary Information and (ii) the confidential information of another person or entity with which the Company or the Parent has a business relationship and is required by terms of an agreement with such entity or person to hold such information as confidential. At all times, both during my employment or consultancy (as the case may be) by the Company and the Parent and after its termination, I will keep in confidence and trust all such information, and I will not use or disclose any such information without the written consent of each of the Company and the Parent, except as may be necessary in the ordinary course of performing my duties under the Employment Agreement.

5. In addition, I hereby agree as follows:

5.1 All Proprietary Information will be the sole property of the Company or the Parent and their respective assigns, and the Company or the Parent and their respective assigns will be the sole owner of all trade secrets, patents, copyrights, and other rights in connection therewith. I hereby assign to the Company or the Parent (at their choice) any rights I may presently have or I may acquire in such Proprietary Information.

5.2 All Company/Parent Documents, apparatus, equipment, and other physical property, whether or not pertaining to Proprietary Information, furnished to me by the Company or the Parent or produced by me or others in connection with my employment or consultancy (as the case may be) will be and remain the sole property of the Company or the Parent, as appropriate. I will return to the Company or the Parent, as appropriate all such Company/Parent Documents, materials, and property as and when requested by the Company or the Parent, excepting only (i) my personal copies of records relating to my compensation; (ii) my personal copies of any materials previously distributed generally to stockholders of the Parent; and (iii) my copy of this Agreement (my “Personal Documents”). Even if the Company or the Parent does not so request, I will return all such Company/Parent Documents, materials, and property upon termination of my employment or consultancy (as the case may be) by me or by the Company for any reason, and, except for my Personal Documents, I will not take with me any such Company/Parent Documents, material, or property or any reproduction thereof upon such termination.

5.3 I will promptly disclose to the Company or the Parent, or any persons designated by either such entity, all Inventions relating to the Field, as defined below, made or conceived, reduced to practice, or learned by me, either alone or jointly with others, prior to the term of my employment or consultancy (as the case may be) and for one (1) year thereafter. For purposes of this Agreement, “Field” means research, development, marketing, or manufacturing of any products or services also researched, developed, marketed, or manufactured by the Company or the Parent.

5.4 All Inventions that I conceive, reduce to practice, develop, or have developed (in whole or in part, either alone or jointly with others) during the term of my employment or consultancy (as the case may be) will be the sole property of the Company or the Parent and their respective assigns to the maximum extent permitted by law (and to the fullest extent permitted by law will be deemed “works made for hire”), and the Company or the Parent and their respective assigns will be the sole owner of all patents, copyrights, and other rights in connection therewith. I hereby assign to the Company or, at the option of the Parent, to the Parent my entire right, title, and interest, whether possessed now or later acquired, in and to such Inventions. I agree that any Invention required to be disclosed hereunder within one (1) year after the term of my employment or consultancy (as the case may be) will be presumed to have been conceived during my employment or consultancy (as the case may be). I understand that I may overcome the presumption by showing that such Invention was conceived after the termination of my employment or consultancy (as the case may be).

EXHIBIT B Page 2

5. As a matter of record I attach hereto as Exhibit C a complete list of all Inventions (including patent applications and patents) relevant to the Field that have been made, conceived, developed, or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) with the Company that I desire to remove from the operation of this Agreement, and I covenant that such list is complete. If no such list is attached to this Agreement, I represent that I have no such Inventions at the time of signing this Agreement. If in the course of my employment or consultancy with the Company, I use or incorporate into a product or process an Invention not covered by this Agreement in which I have an interest, the Company and the Parent are each hereby granted a nonexclusive, fully paid-up, royalty-free, perpetual, worldwide license of my interest to use and sublicense such Invention without restriction of any kind.

6. I represent that my execution of this Agreement, my employment or consultancy (as the case may be) with the Company, and my performance of my proposed duties to the Company and to the Parent in the development of their respective businesses will not violate any obligations I may have to any former employer, or other person, or entity, including any obligations to keep confidential any proprietary or confidential information of any such employer. I have not entered into, and I will not enter into, any agreement that conflicts with or would, if performed by me, cause me to breach this Agreement.

7. In the course of performing my duties to the Company and the Parent, I will not utilize any proprietary or confidential information of any former employer.

8. I agree that this Agreement does not constitute an employment or consultancy (as the case may be) agreement for a specific duration and that (i) my employment or consultancy (as the case may be) with the Company (and, potentially, derivatively, with the Parent) is “at will” and (ii) I will have the right to resign my employment or consultancy (as the case may be), and the Company (and, potentially, derivatively, with the Parent) will have the right to terminate my employment or consultancy (as the case may be), at any time and for any reason, with or without cause, all as set forth in that certain Employment Agreement between the Company and me, dated April 20, 2026.

9. This Agreement will be effective as of the first day of my employment or consultancy (as the case may be) by the Company and the obligations hereunder will continue beyond the termination of my employment and will be binding on my heirs, assigns, and legal representatives. This Agreement is for the benefit of the Company, its successors, and assigns (including all subsidiaries, affiliates, joint ventures, and associated companies) and is not conditioned on my employment for any period of time or compensation therefor. I agree that the Company and the Parent are each entitled to communicate any obligations under this Agreement to any future employer or potential employer of mine.

EXHIBIT B Page 3

10. During the term of my employment and for one (1) year thereafter, I will not, without the Company’s written consent, directly or indirectly be employed or involved with any business developing or exploiting any products or services that are competitive with products or services (a) being commercially developed or exploited by the Company during my employment and (b) on which I worked or about which I learned Proprietary Information during my employment under the Employment Agreement.

11. During the term of my employment and for one (1) year thereafter, I will not personally or through others recruit, solicit or induce in any way any employee, advisor or consultant of the Company to terminate his or her relationship with the Company.

12. I acknowledge that any violation of this Agreement by me will cause irreparable injury to the Company and, potentially, to the Parent. I agree that the Company will be entitled to extraordinary relief in court, including, but not limited to, temporary restraining orders, preliminary injunctions, and permanent injunctions without the necessity of posting a bond or other security and without prejudice to any other rights and remedies that the Company and the Parent may have for a breach of this Agreement.

13. I agree that any dispute in the meaning, effect, or validity of this Agreement will be resolved in accordance with the laws of the State of Nevada without regard to its or any other jurisdiction’s conflict of laws provisions. I further agree that if, one or more provisions of this Agreement are held to be unenforceable under applicable Nevada law, such provision(s) will be excluded from this Agreement and the balance of this Agreement will be interpreted as if such provision were so excluded and will be enforceable in accordance with its terms.

14. I HAVE READ AND UNDERSTOOD THIS AGREEMENT. THIS AGREEMENT MAY ONLY BE MODIFIED BY A SUBSEQUENT WRITTEN AGREEMENT EXECUTED BY THE CHIEF OPERATING OFFICER OF THE COMPANY.

Dated: April 20, 2026.

By:
Name:	Derek Peterson

Accepted and Agreed to:

BLOCK STREET CORP.

By:
Name:	Tony Isaac
Title:	Chief Executive Officer

EXHIBIT B Page 4

EXHIBIT C

ALT5 Sigma Corporation

Block Street Corp.

8548 Rozita Lee Avenue, Suite 305

Las Vegas, Nevada 89113

Ladies and Gentlemen:

1. The following is a complete list of all inventions or improvements relevant to the subject matter of my employment or consultancy (as the case may be) by Block Street Corp. (the “Company”) that have been made or conceived or first reduced to practice by me, alone or jointly with others, prior to my employment or consultancy (as the case may be) by the Company that I desire to remove from the operation of the Proprietary Information and Inventions Agreement entered into between the Company and me.

________ No inventions or improvements.

________ Any and all inventions regarding:

________ Additional sheets attached.

2. I propose to bring to my employment or consultancy (as the case may be) the following materials and documents of a former employer:

________ No materials or documents.

________ See below:

Name:	Derek Peterson

EXHIBIT C